UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C
(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☑      Preliminary information statement

     Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

           Definitive information statement

THE SARATOGA ADVANTAGE TRUST
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☑           No Fee required.

           Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

            (1)        Title of each class of securities to which transaction applies:  _____

            (2)        Aggregate number of securities to which transaction applies:  _____

            (3)        Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):  _______________________________________

            (4)        Proposed maximum aggregate value of transaction:  _______________

            (5)        Total fee paid: _____________________________________________

                       Fee paid previously with preliminary materials.

             Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

            (1) Amount Previously Paid: ___________________________________________

            (2) Form, schedule or registration statement no.:

            (3) Filing party:

            (4) Date filed:

THE SARATOGA

ADVANTAGE TRUST

July 11, 2005

Dear Shareholders:

The enclosed document is purely for informational purposes.  You are not being asked to vote or take action on any matter.  The document relates to the appointment of a new investment advisor to the Large Capitalization Growth Portfolio and Financial Services Portfolio  (the “Portfolios”).

As described in the enclosed Information Statement, the Board of Trustees of The Saratoga Advantage Trust has selected Loomis, Sayles & Company, L.P.  (“Loomis Sayles”) as the new investment advisor to the Portfolios and has approved agreements with Loomis Sayles on substantially identical terms as the prior agreements.

            As always, please feel free to call us at 1-800-807-FUND with any questions you may have.

Sincerely,

Bruce E. Ventimiglia
President, CEO and
Chairman of the Board of Trustees

THE ENCLOSED DOCUMENT IS PURELY FOR INFORMATIONAL PURPOSES.
YOU ARE NOT BEING ASKED TO VOTE OR TAKE ACTION ON ANY MATTER.

I.          BACKGROUND

Effective May 10,2005, Harris Bretall Sullivan & Smith, L.L.C. (“Harris Bretall”) was replaced as investment advisor to the Large Capitalization Growth Portfolio and the Financial Services Portfolio (the “Portfolios”) of The Saratoga Advantage Trust (“Trust”).  To replace Harris Bretall, the Trust’s Board of the Trustees has approved Loomis, Sayles & Company, L.P. (“Loomis Sayles” or the “Advisor”) as the new investment advisor to the Portfolios pursuant to new investment advisory agreements with Saratoga Capital Management, LLC (the “Manager”) (the “New Agreements”).  The New Agreements are substantially identical to the prior investment advisory agreements with Harris Bretall (the “Prior Agreements”) except for the dates of execution and termination.

Loomis Sayles is a registered investment advisor, and has operated as an investment advisor to investment companies and other investors since its organization in 1926. As of March 31, 2005, the Advisor advised accounts having assets of approximately $65 billion.   Loomis Sayles is located at One Financial Center, Boston, Massachusetts 02111-2621.

Under an order the Trust has received from the Securities and Exchange Commission, the Trust is permitted to appoint an investment advisor and approve investment advisory agreements for the Portfolios, without shareholder approval.  Under the conditions of the order, the Trustees must provide notice to shareholders within 90 days of hiring a new investment advisor or implementing any material change in an investment advisory contract.  This Information Statement is being supplied to shareholders to fulfill the notice condition, and will be mailed on or about July 11, 2005 to the Portfolios’ shareholders of record as of June 24, 2005 (the “Record Date”).

As of the Record Date, there were issued and outstanding, 32,178.430, 167,559.302 and 2,680,388.845 shares of the Large Capitalization Growth Portfolio’s B, C and I classes, respectively. As of the Record Date, there were issued and outstanding 90,263.647, 104,564.796, 8,819.994 and 78,457.204 shares of the Financial Services Portfolio’s A, B, C and I classes, respectively.

II.         INFORMATION CONCERNING NEW INVESTMENT ADVISORY AGREEMENTS BETWEEN THE MANAGER AND LOOMIS, SAYLES & COMPANY, L.P. WITH RESPECT TO THE PORTFOLIOS.

On April 14, 2005, the Board of Trustees met in person and considered the selection of a new investment advisor for the Portfolios and the adoption of new investment advisory agreements.  At their meeting, the Board appointed Loomis Sayles to serve as investment advisor to the Portfolios, effective May 10, 2005.   The New Agreements, dated May 10, 2005 contain substantially identical terms and conditions as the Prior Agreements.  In particular, shareholders will not be paying any additional fees or expenses over those that were being paid under the Prior Agreements.

Under the terms of the New Agreements, Loomis Sayles will serve as investment advisor to the Portfolios, subject to the supervision of the Manager and the Trust’s Board of Trustees.  Pursuant to the New Agreements, Loomis Sayles, at its own expense, furnishes necessary investment and management facilities for conducting the investment activities of the Portfolios, and pays the salaries of its respective personnel under the New Agreements.  In addition, as was substantially the case under the Prior Agreements, under the New Agreements: (a) the Manager shall indemnify and hold harmless Loomis Sayles, its officers and directors and each person, if any, who controls Loomis Sayles within the meaning of Section 15 of the Securities Act of 1933, (any and all such persons shall be referred to as “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage, or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any matter to which the New Agreement s relate, except for liability by reason of willful misfeasance, bad faith or gross negligence in the performance of the duties of such Indemnified Party or by reason of disregard of its obligations and duties under the New Agreements; (b) the Manager shall not be liable with respect to any claim made against any particular Indemnified Party unless such Indemnified Party shall have notified the Manager in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon Loomis Sayles or such controlling persons; and (c) Loomis Sayles  shall indemnify and hold harmless the Manager and the Trust and each of their directors and officers and each person, if any, who controls the Manager and the Trust against any loss, liability, claim, damage or expense arising by reason of any matter to which the New Agreements relate, but only with respect to Loomis Sayles’ willful misfeasance, bad faith or gross negligence in the performance of its duties under the New Agreements.

Investment Advisory Fee Rates

As compensation for its services, Loomis Sayles will receive from the Manager, as did Harris Bretall, a portion of the management fee payable by the Portfolios to the Manager.  The Manager’s management fee is calculated at an annual rate of 0.65% and 1.25% of daily net assets of the Large Capitalization Growth Portfolio and the Financial Services Portfolio, respectively.  These rates will not increase under the New Agreements.

Investment Advisory Fees Paid

For the Trust’s fiscal year ended August 31, 2004, the Manager paid $126,661 and $4,180 in investment advisory fees to Harris Bretall for management of the Large Capitalization Growth and Financial Services Portfolios, respectively.

III.       BOARD CONSIDERATION

At the meeting held on April 14, 2005, the Board of Trustees approved the New Agreements.  In connection with its review, the Board of Trustees considered materials furnished by Loomis Sayles including information regarding its personnel, operations and financial condition.

In evaluating Loomis Sayles and the New Agreements, the Board requested and reviewed, with the assistance of independent legal counsel, materials furnished by Loomis Sayles.  Representatives from Loomis Sayles made a presentation to the Board on Loomis Sayles and the Portfolios, and responded to questions of the Trustees.  The Board also reviewed and discussed the terms of the New Agreements and compared them to the Prior Agreements.

The Board considered, with its legal counsel: (i) the quality and extent of the services to be provided by Loomis Sayles; (ii) the depth of organization, expertise, reputation and experience of Loomis Sayles; (iii) the financial resources of Loomis Sayles; (iv) the ability of Loomis Sayles to retain and attract qualified personnel and (v) the performance of assets managed by Loomis Sayles. In addition, the Board reviewed and discussed the terms and conditions of the New Agreements.  The Board noted that, other than the dates of execution, effectiveness and termination, the terms of the New Agreements are substantially the same, in all material respects, as the terms of the Prior Agreements.  In particular, the Board noted that under the New Agreements shareholders will not be paying any additional fees or expenses over those that were being paid under the Prior Agreements.

Based upon its review of the above factors, the Board of Trustees concluded that the New Agreements are in the best interests of the Portfolios and their shareholders, and that the fees provided therein are fair and reasonable in light of the usual and customary charges made by others for services of the same nature and quality.

IV.       DURATION AND TERMINATION OF NEW AGREEMENTS

The New Agreements will have initial terms of one year, and thereafter will continue in effect for successive annual periods provided such continuance is approved at least annually by (i) a majority of the Trustees not parties to the New Agreements, and who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of any such party and a majority of the Board of Trustees as a whole or (ii) the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolios.  The New Agreements will terminate automatically in the event of their  “assignment.”

V.         GENERAL INFORMATION CONCERNING LOOMIS, SAYLES & COMPANY, L.P.

Information Concerning Loomis Sayles

The names, titles and principal occupations of the executive officers and directors of Loomis Sayles are set forth in the following table:

NAME
Robert J. Blanding	Chairman, President & Chief Executive Officer
Daniel J. Fuss	Director, Vice Chairman & Executive Vice President
Kevin P. Charleston	Director, Executive Vice President & Chief Financial Officer
John F. Gallagher, III	Director & Executive Vice President
John R. Gidman	Director, Executive Vice President & Chief Information Officer
Lauriann Kloppenburg	Director & Executive Vice President
Jaehoon Park	Director & Executive Vice President
Mark E. Smith	Director & Executive Vice President
Jean S. Loewenberg	Director, Executive Vice President, General Counsel & Secretary
Paul J. Sherba	Treasurer, Vice President & Controller
Donald P. Ryan	Chief Compliance Officer & Vice President
Peter S.Voss	Director, Chairman of the Executive Board of IXIS Asset Management Group and Chairman of IXIS Asset Management North America

The business address of Robert J. Blanding is 555 California Street, Suite 3300, San Francisco, California 94104.  The business address of Peter S. Voss is 399 Boylston Street, Boston, Massachusetts 02116.  Each other   person listed above is located at One Financial Center, Boston, Massachusetts 02111.

Other Matters

The Trust will furnish, without charge, a copy of the Trust’s annual report for the fiscal year ended August 31, 2004 to a shareholder upon request.  To obtain a report, please contact the Trust by calling 1-800-807-FUND (or by writing to The Saratoga Advantage Trust, 1101 Stewart Avenue, Suite 207, Garden City, New York 11530, Attention:  Bruce E. Ventimiglia.

The Manager is located at 1101 Stewart Avenue, Suite 207, Garden City, New York 11530.

The Trust is not required to hold annual meetings of shareholders, and therefore it cannot be determined when the next meeting of shareholders will be held.  Shareholder proposals to be presented at any future meeting of shareholders of the Trust must be received by the Trust within a reasonable time before the Trust’s solicitation of proxies for that meeting in order for such proposals to be considered for inclusion in the proxy materials related to that meeting.  The cost of the preparation, printing and distribution of this Information Statement is an expense of the Trust.